      As filed with the Securities and Exchange Commission on July 22, 1996

                                                 REGISTRATION NO. 333-
                                                                      ------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                           ---------------------------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                          GELTEX PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)


             DELAWARE                                       04-3136767
(State or other jurisdiction of incorporation)   (I.R.S. Employer Identification No.)

         303 BEAR HILL ROAD, WALTHAM, MASSACHUSETTS 02154 (617) 290-5888 (Address and telephone number of registrant's principal executive offices)

                           ---------------------------

                           1992 EQUITY INCENTIVE PLAN
                            (Full Title of the Plan)

              MARK SKALETSKY, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          GelTex Pharmaceuticals, Inc.
                               303 Bear Hill Road
                          Waltham, Massachusetts 02154
                                 (617) 290-5888
            (Name, address and telephone number of agent for service)

                                 with copies to:

                              PETER WIRTH, ESQUIRE
                               Palmer & Dodge LLP
                                One Beacon Street
                           Boston, Massachusetts 02108
                                 (617) 573-0100

                           ---------------------------

                                         CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------------------------------------------------------------------------
Title of each class of securities to     Amount to be              Proposed             Proposed maximum          Amount of
          be registered                   registered           maximum offering        aggregate offering      registration fee
                                                                price per share              price
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value        778,251 shares (1)                  (2)           $ 3,848,731.94(3)          $1,324.00
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value        927,334 shares                $14.00(4)           $12,982,676.00(4)          $4,477.00
- -----------------------------------------------------------------------------------------------------------------------------------

(1)      Shares subject to currently outstanding options.
(2)      The price per share at which currently outstanding options may be exercised ranges from $.125 to $24.25 per share.
(3)      Computed in accordance with Rule 457(h)(1) based on the price per share at which currently outstanding options may be exercised.
(4)      Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(h) based upon the average of the high and low sale prices on July 17, 1996 as reported by the Nasdaq National Market System.

                                  Page 1 of 32
                        Exhibit Index Appears at Page 22

PROSPECTUS

                                 490,300 Shares


                          GELTEX PHARMACEUTICALS, INC.


                                  Common Stock

                             ----------------------

     This Prospectus relates to the offer and sale (the "Offering") of up to 490,300 shares (the "Shares") of Common Stock, $.01 par value per share (the "Common Stock"), of GelTex Pharmaceuticals, Inc. ("GelTex" or the "Company"). The Shares may be offered by certain stockholders of the Company identified herein and their pledgees, donees, transferees or other successors in interest (the "Selling Stockholders") from time to time in transactions on the Nasdaq National Market System, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that maybe changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions form the Selling Stockholders or the purchasers of the Shares for whom such broker-dealer may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

     None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company will bear certain expenses (other than fees and expenses, if any, of more than one counsel or advisors to the Selling Stockholders) in connection with the registration and sale of the Shares being offered by the Selling Stockholders.

     The Common Stock is quoted on the Nasdaq National Market under the symbol "GELX." On July 18, 1996, the last sale price of the Company's Common Stock was $14.50 per share. See "Price Range of Common Stock."

                             ----------------------

            THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                             ----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                  The date of this Prospectus is July 19, 1996.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each such instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being deemed qualified in its entirety by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission.


                             ----------------------


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (File No. 0-26872) filed with the Commission on March 29, 1996.

     (b) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 (File No. 0-26872) filed with the Commission on May 13, 1996.

     (c) The Registrant's Current Reports on Form 8-K dated March 1, 1996 and June 26, 1996 (File No. 0-26872) filed with the Commission on March 4, 1996 and June 28, 1996, respectively.

     (d) The Registrant's report on Form 10-C dated May 14, 1996 (File No. 0-26872) filed with the Commission on May 17, 1996.

     (e) All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the annual report referred to in (a) above.

     (f) The description of the Registrant's Common Stock contained in its Registration Statement on Form 8-A (File No. 0-26872) filed with the Commission on September 26, 1995, as amended on October 12, 1995, including any amendment or report filed hereafter for the purpose of updating such description.

     All documents filed after the date of this Registration Statement by the Registrant pursuant to Section 13(a), 13(d), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment that indicates that all shares of Common Stock offered hereunder have been sold or which deregisters all shares of Common Stock remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

     The Company will furnish without charge to each person, including beneficial owners, to whom this Prospectus is delivered, on written or oral request, copies of the documents incorporated in this Prospectus by reference, other than exhibits to such documents. Requests should be directed to Sarah P. Cecil, Attorney, GelTex Pharmaceuticals, Inc., 303 Bear Hill Road, Waltham, Massachusetts 02154 (telephone: 617-290-5888).

                                TABLE OF CONTENTS


                                                                   Page
                                                                   ----

The Company...................................................        5

Risk Factors..................................................        6

Selling Stockholders..........................................       12

Plan of Distribution..........................................       15

Legal Matters.................................................       15

Experts.......................................................       15

                                   THE COMPANY


        GelTex Pharmaceuticals, Inc. ("GelTex" or the "Company") is developing non-absorbed, polymer-based pharmaceuticals that selectively bind to and eliminate target substances from the intestinal tract. In March 1996, GelTex successfully completed a Phase IIa clinical trial of CholestaGel[Registered Trademark] non-absorbed cholesterol reducer, for the treatment of elevated cholesterol levels. This double-blind, placebo-controlled, dose ranging trial demonstrated a clinically and statistically significant reduction in LDL cholesterol levels in patients with hyperchlosteralemia (elevated cholesterol). The preliminary results indicate that CholestaGel may be four to five times more potent than cholestyramine, the most widely prescribed non-absorbed cholesterol-reducing drug, and appears to be well tolerated. The Company initiated a Phase IIb clinical trial in subjects with elevated LDL cholesterol in June 1996, and additional Phase II trials investigating dose scheduling and combination therapies are planned. Also, the Company completed, in April 1996, a Phase IIb clinical trial of RenaGel[Registered Trademark] phosphate binder, for the control of elevated phosphorus levels in chronic kidney failure patients. The Company initiated Phase III clinical trials for RenaGel in June 1996. The Company is also conducting research to develop non-absorbed, polymer-based pharmaceuticals for the treatment of certain infections of the intestinal tract, such as those caused by Cryptosporidium parvum and human rotavirus.

     GelTex's pharmaceuticals act in the intestinal tract without absorption into the bloodstream, thereby minimizing the potential for adverse effects. The Company's product development approach represents an advance in the use of polymer hydrogels as pharmaceuticals. The Company's technology combines an understanding of chemical interactions necessary for molecular recognition with the ability to design and synthesize polymer hydrogels. The Company's technology enables it to combine commercially available monomers that have distinct structural qualities to create proprietary, non-absorbed polymers that selectively bind target molecules. The Company designs its polymers to carry a high density of selective binding sites for the targeted molecules, making them potent at low dosage levels and permitting oral administration in a convenient capsule form.

     GelTex is developing CholestaGel, an orally administered, non-absorbed hydrogel intended to reduce elevated LDL cholesterol levels in patients with hypercholesterolemia. The Company believes that the structural design of CholestaGel represents a significant advance over existing bile acid sequestrants in that its high density of bile acid binding sites makes it more potent at lower doses than currently marketed agents. The Company expects CholestaGel to address the need for a non-absorbed cholesterol-reducing drug that is safe and well tolerated in long term use, effective at low doses and available in a convenient capsule form.

     GelTex is developing RenaGel, an orally administered, non-absorbed hydrogel intended to control elevated blood phosphorus levels in patients with chronic kidney failure. RenaGel is designed to provide significant advantages over currently available calcium- and aluminum-based phosphate binders. RenaGel binds dietary phosphate without the use of either calcium or aluminum and, therefore, will not cause dangerous elevated blood calcium levels or aluminum toxicities. The Company intends to supply RenaGel in a convenient capsule form that is more palatable than the chalky chewable and acidic uncoated tablet forms of currently available phosphate binders. [In a Phase IIa clinical trial completed in August 1995, designed to show equivalent potency to currently available calcium-based phosphate binders, RenaGel demonstrated such potency and was shown to be safe and well tolerated by dialysis patients. The Phase IIb clinical trial completed in April 1996 demonstrated that RenaGel significantly decreased serum phosphorus without increasing serum calcium.] In December 1994, GelTex granted Chugai Pharmaceutical Co., Ltd. an exclusive license to develop and commercialize RenaGel in Japan and other Pacific Rim countries.

     The Company's infectious disease program is directed toward developing non-absorbed polymers that bind, inactivate and remove specific pathogens from the intestinal tract. GelTex is initially focusing on two pathogens that cause debilitating diarrhea and for which no drug treatment currently exists:
Cryptosporidium parvum, a parasite which causes chronic diarrhea in immunocompromised patients; and human rotavirus, which causes diarrhea in children.

     The Company believes its enabling technology is applicable to a broad range of diseases and conditions treatable through the intestinal tract. Specifically, the Company believes that conditions such as ulcers and inflammatory bowel diseases, including Crohn's disease and ulcerative colitis, could be treated with non-absorbed, polymer-based products developed using the Company's technology.

     GelTex was incorporated in Delaware in November 1991. The Company's executive offices are located at 303 Bear Hill Road, Waltham, Massachusetts 02154 and its telephone number is (617) 290-5888.

     CholestaGel[Registered Trademark] and RenaGel[Registered Trademark] are a registered trademarks of the Company.

                                  RISK FACTORS


     An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following factors, in addition to the other information in this Prospectus, should be carefully considered in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.


EARLY STAGE OF DEVELOPMENT; NO PRODUCT SALES TO DATE

     GelTex is a development stage company, and there can be no assurance that its approach to the development of non-absorbed, polymer-based pharmaceuticals will be successful. The Company's potential products are in various stages of research or development and will require substantial additional development, preclinical and clinical testing and investment prior to commercialization. There can be no assurance that the Company's research and development efforts will be successful or that any of its potential products will be demonstrated to be safe, efficacious or marketable. The Company's revenues to date have consisted primarily of licensing fees and research revenues from corporate partners in connection with two development and marketing agreements. No revenues have been generated from product sales, and products resulting from the Company's research and development efforts, if any, are not expected to be commercially available for a number of years. No assurance can be given that the Company's product development efforts will be successful, that required regulatory approvals can be obtained, that its products can be manufactured at acceptable cost and with appropriate quality or that any approved products can be successfully marketed.

CONTINUING OPERATING LOSSES

     As of March 31, 1996, the Company had accumulated net losses of approximately $13.1 million. The continuing development of the Company's potential products will require the commitment of substantial resources to conduct research, preclinical studies and clinical trials and to establish effective commercial manufacturing processes. The Company expects to incur substantial operating losses for at least the next several years as it continues to develop its potential products. The amount of net losses and the time required to reach sustained profitability are highly uncertain. To achieve sustained profitable operations, the Company, alone or with corporate partners, must successfully develop, manufacture and market its products. No assurance can be given that the Company will be able to achieve or sustain profitability.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     Since inception, the Company has funded its operations primarily through the issuance of equity securities. The Company anticipates that it will need to raise substantial additional funds for research, development and other expenses, through equity or debt financings, research and development financings, collaborative relationships or otherwise, prior to the commercialization of any of its products. There can be no assurance that any such additional funding will be available to the Company or, if available, that it will be on reasonable terms. Any such additional financing may result in dilution to existing stockholders. If adequate funds are not available, the Company may be required to significantly curtail its research and development programs, including clinical trials, or enter into arrangements that may require the Company to relinquish certain material rights to its products on terms that it might otherwise find unacceptable.

UNCERTAINTY ASSOCIATED WITH PRECLINICAL AND CLINICAL TESTING

     Before obtaining regulatory approvals for the commercial sale of any of its potential products, the products will be subjected to extensive preclinical and clinical testing to demonstrate their safety and efficacy in humans. To date, the Company has tested CholestaGel and RenaGel in limited numbers of subjects in Phase I and Phase II clinical trials. The results of initial preclinical and clinical testing of these products under development by the Company are not necessarily predictive of results that will be obtained from subsequent or more extensive preclinical and clinical testing. Furthermore, there can be no assurance that clinical trials of products under development will demonstrate the safety and efficacy of such products at all or to the extent necessary to obtain regulatory approvals. Companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product and would have a material adverse effect on the Company.

     The rate of completion of clinical trials is dependent upon, among other factors, the enrollment of patients. Patient accrual is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competitive clinical trials. Delays in planned patient enrollment in the Company's current trials or future clinical trials may result in increased costs, program delays or both, which could have a material adverse effect on the Company. There can be no assurance that if clinical trials are completed the Company will be able to submit a New Drug Application ("NDA") as scheduled or that any such application will be reviewed and approved by the United States Food and Drug Administration ("FDA") in a timely manner, or at all.

DEPENDENCE ON CORPORATE ALLIANCES

     The Company expects to develop and market its potential products through alliances with corporate partners. The Company is currently engaged in one such collaboration to develop and commercialize RenaGel phosphate binder in Japan and other Pacific Rim countries. The Company is relying upon its partner to conduct clinical trials, obtain regulatory approval for the sale of the products in the territory covered by the agreement and manufacture and market the products in the territory. There can be no assurance that its partner will devote the resources necessary to complete development of and commence marketing for the products in the territory. The agreement is subject to termination without cause on short notice under certain circumstances and there is no assurance that in the future the Company's partner will not exercise its termination rights.

     The Company expects to enter into other development and marketing agreements in other territories for its potential products, and in connection with such agreements will rely upon corporate partners to conduct clinical trials, obtain regulatory approval for and manufacture and market its potential products. There can be no assurance that the Company will be able to establish agreements for the commercialization of RenaGel in other parts of the world or for the commercialization of the Company's other products. The termination of its existing agreements and the failure to secure additional development and marketing agreements with other corporate partners would have a material adverse effect on the Company's operations.

DEPENDENCE ON SINGLE SOURCE OF SUPPLY; NO SUPPLY AGREEMENT

     The Company uses a single supplier to provide a certain raw material necessary for the manufacture of CholestaGel and RenaGel. The supplier has a composition of matter patent covering the material, and the Company believes that currently there are no alternative suppliers of this material. The Company does not have a long term, fixed price supply agreement for this raw material but rather obtains the raw material by issuing purchase orders to the supplier on an as needed basis. To date, the Company has not experienced any difficulty in obtaining adequate supplies of the raw material. However, no assurance can be given that the raw material will remain available to the Company or to its corporate partners in commercial quantities at acceptable costs. Should the Company or its corporate partners be unable to obtain an adequate supply of the material at commercially reasonable rates, the operations of the Company would be adversely affected.

NO ASSURANCE OF FDA APPROVAL; COMPREHENSIVE GOVERNMENT REGULATION

     The Company's research, development and clinical programs, as well as the operations of its third party manufacturers and the marketing operations of its corporate partners, are subject to extensive regulation by numerous governmental authorities in the United States and other countries. The Company's potential products require governmental approvals for commercialization, which have not yet been obtained and are not expected to be obtained for several years. The regulatory process, which includes preclinical, clinical and, in certain instances, post-marketing testing to establish safety and efficacy, can take many years and require the expenditure of substantial resources. The Company has had only limited experience in conducting preclinical testing and human clinical trials and obtaining FDA and other regulatory approvals. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. In addition, delays or rejection may be encountered based upon changes in, or additions to, regulatory policies for drug approval during the period of product development and regulatory review. Delays in obtaining such approvals could adversely affect the marketing of products developed by the Company and the Company's ability to generate commercial product revenues. There can be no assurance that requisite regulatory approvals will be obtained within a reasonable period of time, if at all. Moreover, if regulatory approval of a product is granted, such approval may impose limitations on the indicated uses for which such product may be marketed. Further, even if such regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. The Company is also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures and the handling of biohazardous materials. Any violation of, and cost of compliance with, these laws and regulations could adversely affect the Company's operations.

TECHNOLOGICAL CHANGE; COMPETITION

     The biotechnology and pharmaceutical industries are subject to rapid and significant technological change. Competitors of GelTex in the United States and abroad are numerous and include, among others, pharmaceutical and biotechnology companies, universities and other research institutions. The Company's success depends upon developing and maintaining a competitive position in the development of products and technologies in its areas of focus. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than any which are being developed by the Company or which would render the Company's technology and products obsolete or noncompetitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company, and certain of these competitors may compete with the Company in establishing development and marketing agreements with pharmaceutical companies. In addition, many of the Company's competitors have greater experience than the Company in conducting preclinical testing and human clinical trials and obtaining FDA and other regulatory approvals. The Company's competitors may succeed in obtaining FDA approval for products more rapidly than the Company.

     The pharmaceutical industry is intensely competitive. Many companies, including biotechnology, chemical and pharmaceutical companies, are actively engaged in activities similar to those of the Company, including research and development of products for hypercholesterolemia, hyperphosphatemia, cryptosporidiosis and human rotavirus infection. In the cholesterol-reduction field, products are currently available that address some of the needs of the market. These products include other bile acid sequestrants, HMG-CoA reductase inhibitors, fibric acid derivatives and niacin. In 1994, sales of HMG-CoA reductase inhibitors represented approximately 68% of the market for cholesterol-reducing drugs sold in the United States. Worldwide sales of the three leading HMG-CoA reductase inhibitors each exceeded $1 billion in 1995. Several phosphate binders are also currently available. A prescription calcium acetate preparation is currently the only product approved in the United States for the control of elevated phosphorus levels in patients with chronic kidney failure. Other products used as phosphate binders include over-the-counter calcium- and aluminum-based antacids and dietary calcium supplements. While the Company believes that its products will offer significant advantages over available agents, currently marketed products often have a significant competitive advantage over new entrants. There can be no assurance that the Company's products under development will be able to compete successfully with existing therapies or with products under development by other companies, universities and other institutions.

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY

     The biotechnology and pharmaceutical industries place considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. The Company's success will depend, in part, on its ability to obtain patent protection for its products and manufacturing processes, preserve its trade secrets and operate without infringing the proprietary rights of third parties. The Company has ongoing research efforts and expects to seek additional patents covering this research in the future. There can be no assurance of its success or timeliness in obtaining any patents, or of the breadth or degree of protection that any such patents will afford the Company. The patent position of biotechnology and pharmaceutical products is often highly uncertain and usually involves complex legal and factual questions. There can be no assurance that patent applications relating to the

Company's potential products or technology will result in patents being issued or that any current or future patents will afford adequate protection to the Company or not be challenged, invalidated or infringed. Furthermore, there can be no assurance that others will not independently develop similar products and processes, duplicate any of the Company's products or, if patents are issued to the Company, design around such patents. In addition, the Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patents against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business could be adversely affected. To determine the priority of inventions, the Company may also have to participate in interference proceedings declared by the United States Patent and Trademark Office, which could result in substantial cost to the Company.

     In addition, the Company may be required to obtain licenses to patents or other proprietary rights of third parties. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays in product market introductions while it attempts to design around such patents or other rights, or it may be unable to develop, manufacture or sell such products.

     The Company also seeks to protect its proprietary technology, including technology which may not be patented nor patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreement with its collaborators, advisors, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise be disclosed to, or discovered by, competitors. There can be no assurance that such persons or institutions will not assert rights to intellectual property arising out of such research.

DEPENDENCE ON OTHERS FOR MANUFACTURING; PROCESS DEVELOPMENT RISKS

     The Company has chosen not to develop the capability to manufacture its potential products in clinical or commercial quantities and, therefore, must rely upon third party manufacturers for the production of its compounds for preclinical and clinical trial purposes. The Company expects to rely upon third party manufacturers for commercial production. In the event that the Company is unable to obtain contract manufacturing on commercially reasonable terms, it may not be able to commercialize its potential products as planned. The Company's dependence on third parties for the manufacture of its potential products may adversely affect the Company's profit margins, its ability to develop and manufacture products on a timely and competitive basis, the progress of clinical trials, the timing of market introductions and subsequent sales of such products.

     The Company has not yet established effective processes for the manufacture of commercial quantities of its potential products. Significant process development work will be required to establish such processes. There can be no assurance that such process development work will be successful or that the Company will obtain rights to use, or license its corporate partners to use, such commercial processes.

ABSENCE OF SALES AND MARKETING EXPERIENCE

     The Company has no experience in sales, marketing or distribution. The Company plans to establish marketing arrangements with pharmaceutical companies with large distribution capabilities in order to market its products. As a result, sales of the Company's products will depend upon the efforts of third parties and there can be no assurance that such efforts will be successful.

PRODUCT LIABILITY AND LIMITED INSURANCE

     The Company's business exposes it to potential product liability claims, which are inherent in the testing, manufacturing, marketing and sale of human therapeutics. The use of the Company's product candidates in clinical trials also exposes the Company to product liability claims and possible adverse publicity. These risks increase with respect to the Company's product candidates, if any, that receive regulatory approval for commercialization. The Company currently has limited product liability insurance coverage for the clinical research use of its product candidates. The Company does not have product liability coverage for the commercial sale of its products but intends to obtain such coverage if and when its products are commercialized. However, there can be no assurance that the Company will be able to obtain additional insurance coverage on acceptable terms, if at all, or that a product liability claim would not materially adversely affect the business of the Company.

DEPENDENCE ON REIMBURSEMENT

     In both domestic and foreign markets, the ability of the Company to commercialize its products will depend, in part, on the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost effectiveness of medical products. There can be no assurance that the Company's potential products will be considered cost effective. If adequate coverage and reimbursement levels are not provided by the government and third-party payors for uses of the Company's therapeutic products, the market acceptance of these products would be adversely affected. This is particularly true with the respect to the Company's RenaGel product, which the Company anticipates will compete with certain low priced over-the-counter products.

DEPENDENCE UPON KEY PERSONNEL

     The Company is highly dependent on the members of its management and scientific staff, the loss of one or more of whom could have a material adverse effect on the Company. In addition, the Company believes that its future success will depend in large part upon its ability to attract and retain highly skilled scientific and managerial personnel, particularly as the Company expands its activities in clinical trials and the regulatory approval process. The Company faces significant competition for such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining the personnel it requires for continued growth. The failure to hire and retain such personnel could materially and adversely affect the Company.

ABSENCE OF DIVIDENDS

     The Company has never paid dividends and does not intend to pay any cash dividends in the foreseeable future.

POTENTIAL VOLATILITY OF STOCK PRICE

     The market price of the shares of Common Stock, like that of the common stock of many other development stage biotechnology companies, may be highly volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, disclosure of results of clinical testing or regulatory proceedings, governmental regulation and approvals, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company and general market conditions may have a significant effect on the market price of the Common Stock. In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many biotechnology and pharmaceutical companies for reasons frequently unrelated to or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

CONTROL BY EXISTING STOCKHOLDERS

     As of June 30, 1996, the Company's directors, executive officers and 5% stockholders and certain of their affiliates beneficially own approximately 49% of the outstanding shares of the Common Stock. Accordingly, they have the ability to control the election of the Company's directors and significantly influence or control other stockholder actions.

ANTI-TAKEOVER PROVISIONS

     The Company's Restated Certificate of Incorporation, and Amended and Restated By-laws of the Company contain provisions that could discourage potential takeover attempts and prevent stockholders from changing the Company's management. The Company's Restated Certificate of Incorporation authorizes the Board to issue shares of preferred stock without further action by the stockholders. The Company's Restated Certificate of Incorporation also includes provisions (i) classifying the Board of Directors into three classes with staggered three-year terms, (ii) prohibiting stockholder action by written consent except as otherwise provided by law and (iii) requiring the approval of the holders of two-thirds of the Company's capital stock for certain transactions. The Company's Bylaws also provide that special meetings of the Company's stockholders may be called only by the President or the directors and require advance notice of business to be brought by a stockholder before the annual meeting. The Company has also adopted a stockholders rights plan. The stockholders rights plan together with the aforementioned charter and by-law provisions may discourage certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of the stockholders to approve transactions they may deem to be in their best interest. In addition, the Board of Directors has the authority, without action by the stockholders, to fix the rights and preferences of and to issue shares of preferred stock which also may have the effect of delaying or preventing a change in control of the Company.

                              SELLING STOCKHOLDERS

     The Shares being offered hereby were acquired by the persons listed in the table below pursuant to stock option exercises under the Company's 1992 Equity
Incentive Plan. The table below sets forth the number of Shares held as of July
10, 1996 by affiliates and non-affiliates of the Company. All of the Shares are being registered for resale pursuant to a Registration Statement on Form S-8, of which this Prospectus is a part. Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

                                       Shares Owned Prior                                      Shares Owned After
                                         to Offering(1)                                           Offering(1)
                                      --------------------        Number of Shares             ------------------
Selling Stockholder                   Number       Percent          Being Offered              Number    Percent
- -------------------                   ------       -------        ----------------             ------    -------
Peter M. Ahern                           500             *               500                       --         --
Robert C. Blanks                      14,000 (2)         *            14,000 (2)                   --         --
Suanne Bodenrader                      1,000 (3)         *             1,000 (3)                   --         --
Charles H. Boyd                        3,000 (4)         *             3,000 (4)                   --         --
Steven K. Burke                       50,000 (5)         *            50,000 (5)                   --         --
Xi Chen                                3,000 (6)         *             3,000 (6)                   --         --
Lisa A. D'Attanasio                    3,000 (7)         *             3,000 (7)                   --         --
Eileen M. Doyle                        3,000 (8)         *             3,000 (8)                   --         --
Leslie Fay-Warris                      1,516             *             1,516                       --         --
Venkata Garigpati                     15,000 (9)         *            15,000 (9)                   --         --
Dennis I. Goldberg                    75,000 (10)        *            75,000 (10)                  --         --
Alan Hofmann                           7,000             *             7,000                       --         --
Stephen R. Holmes-Farley              22,400 (11)        *            22,400 (11)                  --         --
Cynthia R. Maloney                       300             *               300                       --         --
W. Harry Mandeville                   80,000 (12)        *            40,000 (12)              40,000          *
Salvatore Marchese                     7,500             *             7,500                       --         --
Karen L. Miller                        3,000 (13)        *             3,000 (13)                  --         --
Robert J. Nicolosi                     5,000             *             5,000                       --         --
Kenneth A. Norton                     10,850 (14)        *            10,850 (14)                  --         --
John S. Peterson                      29,000 (15)        *            29,000 (15)                  --         --
Mary C. Pitruzello                     4,000 (16)        *             4,000 (16)                  --         --
David P. Rosenbaum                    25,000 (17)        *            25,000 (17)                  --         --
Robert J. Sacchiero                    1,600             *             1,600                       --         --
Ken Setchell                          15,000             *            15,000                       --         --
Mark Skaletsky                        80,000 (18)        *            80,000 (18)                  --         --
Edwin E. Sopp                          2,300 (19)        *             2,300 (19)                  --         --
Joseph E. Tyler                       30,000 (20)        *            30,000 (20)                  --         --
James L. Ward                          3,000 (21)        *             3,000 (21)                  --         --
Amy K. Wilson                         25,000 (22)        *            25,000 (22)                  --         --
Leslie A. Wyche                          834 (23)        *               834 (23)                  --         --
Yevgeniy Zhorov                        9,500 (24)        *             9,500 (24)                  --         --

- --------------------
*  Indicates less than 1%

(1) Unless otherwise indicated in these footnotes, each Selling Stockholder has sole voting and investment power with respect to the shares listed in the table.

(2) Includes 7,917 Shares subject to a right of repurchase granted to the Company, which will terminate as such Shares vest.

(3) Includes 450 Shares subject to a right of repurchase granted to the Company, which will terminate as such Shares vest.

(4) Includes 1,950 Shares subject to a right of repurchase granted to the Company, which will terminate as such Shares vest.

(5) Includes 32,500 Shares subject to a right of repurchase granted to the Company, which will terminate as such Shares vest.

(6) Includes 1,700 Shares subject to a right of repurchase granted to the Company, which will terminate as such Shares vest.

(7) Includes 2,050 Shares subject to a right of repurchase granted to the Company, which will terminate as such Shares vest.

(8) Includes 1,550 Shares subject to a right of repurchase granted to the Company, which will terminate as such Shares vest.

(9) Includes 7,500 Shares subject to a right of repurchase granted to the Company, which will terminate as such Shares vest.

(10) Includes 37,500 Shares subject to a right of repurchase granted to the Company, which will terminate as such Shares vest.

(11) Includes 5,917 Shares subject to a right of repurchase granted to the Company, which will terminate as such Shares vest.

(12) Includes 18,750 Shares subject to a right of repurchase granted to the Company, which will terminate as such Shares vest.

(13) Includes 1,101 Shares subject to a right of repurchase granted to the Company, which will terminate as such Shares vest.

(14) Includes 6,850 Shares subject to a right of repurchase granted to the Company, which will terminate as such Shares vest.

(15) Includes 17,234 Shares subject to a right of repurchase granted to the Company, which will terminate as such Shares vest.

(16) Includes 2,217 Shares subject to a right of repurchase granted to the Company, which will terminate as such Shares vest.

(17) Includes 14,167 Shares subject to a right of repurchase granted to the Company, which will terminate as such Shares vest.

(18) Includes 10,000 Shares held by Mr. Skaletsky's wife and 6,000 Shares held by his children.

(19) Includes 1,600 Shares subject to a right of repurchase granted to the Company, which will terminate as such Shares vest.

(20) Includes 18,334 Shares subject to a right of repurchase granted to the Company, which will terminate as such Shares vest.

(21) Includes 1,500 Shares subject to a right of repurchase granted to the Company, which will terminate as such Shares vest.

(22) Includes 12,250 Shares subject to a right of repurchase granted to the Company, which will terminate as such Shares vest.

(23) Includes 767 Shares subject to a right of repurchase granted to the Company, which will terminate as such Shares vest.

(24) Includes 6,834 Shares subject to a right of repurchase granted to the Company, which will terminate as such Shares vest.


     The following Selling Stockholders are officers of the Company: Mark B. Skaletsky, President, Chief Financial Officer and Treasurer; Dennis Goldberg, Vice President, Product Development and Regulatory Affairs; W. Harry Mandeville, Vice President, Chemical Technology; and Joseph Tyler, Vice President, Manufacturing.

                              PLAN OF DISTRIBUTION

     The Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement on Form S-8, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the Nasdaq National Market System or in privately-negotiated transactions.

     The Company has been advised that the Selling Stockholders may sell the Shares from time to time in transactions on the Nasdaq National Market System, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that maybe changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealer may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The amount of Shares to be sold hereunder by each Selling Stockholder and any other person with whom he or she is acting in concert for the purpose of selling securities of the Company may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

     The Selling Stockholders and any broker-dealer who acts in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     The Selling Stockholders may also sell Shares from time to time in accordance with Rule 144 or Rule 701 under the Securities Act.



                                  LEGAL MATTERS


     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Palmer & Dodge LLP, Boston, Massachusetts. Peter Wirth, a partner of Palmer & Dodge LLP, is Secretary of the Company.


                                     EXPERTS


     The financial statements of GelTex Pharmaceuticals, Inc. appearing in GelTex Pharmaceuticals, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.
- ------------------------------------------------

     The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (File No. 0-26872) filed with the Commission on March 29, 1996.

     (b) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 (File No. 0-26872) filed with the Commission on May 13, 1996.

     (c) The Registrant's Current Reports on Form 8-K dated March 1, 1996 and June 26, 1996 (File No. 0-26872) filed with the Commission on March 4, 1996 and June 28, 1996, respectively.

     (d) The Registrant's report on Form 10-C dated May 14, 1996 (File No. 0-26872) filed with the Commission on May 17, 1996.

     (e) All other reports of the registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the annual report referred to in (a) above.

     (f) The description of the Registrant's Common Stock contained in its Registration Statement on Form 8-A (File No. 0-26872) filed with the Commission on September 26, 1995, as amended on October 12, 1995, including any amendment or report filed hereafter for the purpose of updating such description.

     All documents filed after the date of this Registration Statement by the Registrant pursuant to Section 13(a), 13(d), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment that indicates that all shares of Common Stock offered hereunder have been sold or which deregisters all shares of Common Stock remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.


Item 4.  Description of Securities.
- ----------------------------------

         Not applicable.


Item 5.  Interests of Named Experts and Counsel.
- -----------------------------------------------

     The validity of the Common Stock offered hereby will be passed upon for the Registrant by Palmer & Dodge LLP, Boston, Massachusetts. Peter Wirth, a partner of Palmer & Dodge LLP, is Secretary of the Registrant.

Item 6. Indemnification of Directors and Officers
- -------------------------------------------------

     Section 145 of the Delaware General Corporation Law permits the Registrant to indemnify directors, officers, employees and agents of the Registrant against actual and reasonable expenses (including attorneys' fees) incurred by them in connection with any action, suit or proceeding brought against them by reason of their status or service as a director, officer, employee or agent by or on behalf of the Registrant, and against expenses (including attorneys' fees), judgments, fines and settlements actually and reasonably incurred by him in connection with any such action, suit or proceeding, if (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and (ii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, no indemnification shall be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the Registrant.

     Article EIGHTH of the Registrant's Restated Certificate of Incorporation provides that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that elimination or limitation of liability is not permitted under the Delaware General Corporation Law as in effect when such liability is determined.

     Article NINTH of the Registrant's Restated Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become a director or officer of the Registrant, or is or was serving, or has agreed to serve at the request of the Registrant as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article NINTH is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article NINTH further permits the Board of Directors to authorize the grant of indemnification rights to other employees and agents of the Registrant and such rights may be equivalent to, or greater or less than, those set forth in Article NINTH.

     Article V, Section 1 of the Registrant's By-Laws provides that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such.

     The Registrant maintains insurance for directors and officers and expects to enter into agreements with certain officers and directors affirming the Registrant's obligation to indemnify them to the fullest extent permitted by law and providing various other protections.


Item 7. Exemption from Registration Claimed.
- -------------------------------------------

         Not applicable.

Item 8. Exhibits.
- ----------------

     Exhibit Number                         Description
     --------------                         -----------

          4.1 Restated Certificate of Incorporation of the Registrant. Filed as Exhibit 4.1 to the Company's Registration Statement on Form S-8 (File No. 333-6779) and incorporated herein by reference.

          4.2       Amended and Restated By-laws of the Registrant. Filed as
                    Exhibit 3.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and incorporated herein by reference.

          4.3 Rights Agreement dated as of March 1, 1996 between the Company and American Stock Transfer & Trust Company. Filed as Exhibit 1 to the Company's Registration Statement on Form 8-A dated March 1, 1996 and incorporated herein by reference.

          5.1 Opinion of Palmer & Dodge LLP as to the legality of the securities registered hereunder.

         23.1       Consent of Ernst & Young LLP, independent auditors.

         23.2 Consent of Palmer & Dodge LLP (contained in Opinion of Palmer & Dodge LLP, filed as Exhibit 5.1 hereto).

         24.1 Power of Attorney (set forth on the signature page to this Registration Statement).

         24.2 Certified resolution of the Board of Directors authorizing Power of Attorney.

         99.1       1992 Equity Incentive Plan, as amended through May 20, 1996.


Item 9.  Undertakings.
- ---------------------

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, State of Massachusetts, on this 19th day of July, 1996.

                                      GELTEX PHARMACEUTICALS, INC.


                                      By: /s/ Mark Skaletsky
                                          -------------------------------------
                                          Mark Skaletsky
                                          President and Chief Executive Officer


                                POWER OF ATTORNEY


     We, the undersigned officers and directors of GelTex Pharmaceuticals, Inc. hereby severally constitute and appoint Mark Skaletsky and Peter Wirth, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 including any post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

         SIGNATURE            TITLE                               DATE
         ---------            -----                               ----


/s/ Mark Skaletsky            President, Chief Executive          July 19, 1996
- --------------------------    Officer and Treasurer
Mark Skaletsky                (Principal Executive
                              Officer, Principal Financial Officer
                              and Principal Accounting Officer)


/s/ Robert J. Carpenter       Chairman of the Board               July 19, 1996
- --------------------------    and Director
Robert J. Carpenter


/s/ Ernest Parizeau           Director                            July 19, 1996
- --------------------------
Ernest Parizeau

         SIGNATURE             TITLE                     DATE
         ---------             -----                     ----


/s/ Barbara A. Piette          Director                   July 19, 1996
- --------------------------
Barbara A. Piette


/s/ James Tananbaum            Director                   July 19, 1996
- --------------------------
James Tananbaum


/s/ Henri A. Termeer           Director                   July 19, 1996
- --------------------------
Henri A. Termeer


/s/ Jesse Treu                 Director                   July 19, 1996
- --------------------------
Jesse Treu


/s/ George Whitesides          Director                   July 19, 1996
- --------------------------
George Whitesides


                                          EXHIBIT INDEX
                                          -------------


Exhibit Number                             Description                            Page Number
- --------------                             -----------                            -----------

     4.1              Restated Certificate of Incorporation of the Registrant.         *
                      Filed as Exhibit 4.1 to the Company's Registration
                      Statement on Form S-8 (File No. 333-6779).

     4.2              Amended and Restated By-laws of the Registrant.                  *
                      Filed as Exhibit 3.3 to the Company's Annual Report
                      on Form 10-K for the fiscal year ended December 31,
                      1995.

     4.3              Rights Agreement dated as of March 1, 1996 between               *
                      the Company and American Stock Transfer & Trust
                      Company.  Filed as Exhibit 1 to the Company's
                      Registration Statement on Form 8-A dated March 1,
                      1996.

     5.1              Opinion of Palmer & Dodge LLP as to the legality of             23
                      the securities registered hereunder.

    23.1              Consent of Ernst & Young LLP, independent auditors.             24

    23.2              Consent of Palmer & Dodge LLP (contained in                     --
                      Opinion of Palmer & Dodge LLP, filed as Exhibit 5.1
                      hereto).

    24.1              Power of Attorney (set forth on the signature page to           --
                      this Registration Statement).

    24.2              Certified resolution of the Board of Directors                  25
                      authorizing Power of Attorney.

    99.1              1992 Equity Incentive Plan, as amended through                  26
                      May 20, 1996.

- ----------------------------

*  Incorporated herein by reference.